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                               EXHIBIT NO. 10.2
                               ----------------


                             EMPLOYMENT AGREEMENT
                             --------------------


       THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into on January 26, 1996 by and between ROBERT A. YOUNG ("Employee") and PEOPLE'S CHOICE TV CORP., a Delaware corporation (the "Company").

                                R E C I T A L S:
                                - - - - - - - -

    A. The Company is in the business of developing, owning and operating wireless cable television systems and conducting various other activities associated therewith (the "Business").

    B. The Company desires to employ Employee as its Vice President and Employee desires to be so employed by the Company, on the terms and conditions set forth herein.

    C. The Company desires to bind Employee to certain restrictive covenants and Employee agrees to be so bound, on the terms and conditions set forth herein.

                               A G R E E M E N T:
                               - - - - - - - - -

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1.   Employment Term.
         ---------------

     Subject to the terms and conditions set forth herein, including Section 11, the Company will employ Employee and Employee will serve as Vice President for a three (3) year term commencing on the date hereof (the "Effective Date") and ending on the third anniversary of the Effective Date (the "Employment Term").

    2.   Employment Duties.
         -----------------

         During the Employment Term, Employee will serve as Vice President subject to the terms of this Agreement and the direction and control of the Chairman and Chief Executive Officer and President of the Company. Employee shall, during the Employment Term, perform such duties for the Company and its subsidiaries as may be assigned by the President from time to time and serve the Company faithfully, diligently and competently and to the best of his ability. Employee's duties as assigned by the President will be similar to those duties performed by Employee in his previous capacity as President of Sat-Tel Services, Inc. The Company will provide the Employee with a staff of employees necessary for the Employee to efficiently and properly implement and carry our his duties and responsibilities. During the term of this Agreement, Employee will reside and have his permanent residence in Tucson, Arizona and shall
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not be required to move his residence as part of this Agreement. Employees primary place of work shall be located at the Company's offices in Tucson, Arizona. Nothing in this agreement shall be construed as preventing Employee from investing his assets in such form or manner as will not require any services on his part in the operation of the affairs of the business organization in which such investments are made, including, but not limited to Employee's interest in MIS/RAY Partners.

    3.   Compensation.
         ------------

          (a)  Salary.  In exchange for Employee's services hereunder, during
               ------
the Employment Term, the Company shall pay to Employee for services rendered by Employee under this Agreement an annual salary of One Hundred Twenty-Five Thousand Dollars ($125,000), or such higher salary as approved by the Chairman and President of the Company in their sole discretion. Such Salary shall be payable in arrears not less frequently than monthly, but otherwise in accordance with the Company's ordinary payment practices.

          (b)  Bonus.  In addition, the Employee shall be entitled to a yearly
               -----
bonus of up to Fifty Thousand Dollars ($50,000.00) based on the following criteria:

                 (1)  Completion Rate Increase

                 (2)  Quality Control and Trouble Call Decrease

                 (3)  Lower Cost per Install

The amount of the bonus will be determined by the Chief Executive Officer, the President and the Chief Financial Officer based on their assessment of the improvements made in the above three areas. The amount of bonus will be determined on a good faith basis, based on their objective assessments.

          (c)  Stock Options.  The Employee shall be given stock options in the
              --------------
stock of the Company, according to the terms of the Stock Option Agreement, attached hereto as Exhibit A.

    4.   Benefits During the Employment Term.
         -----------------------------------

    (a) Employee shall be entitled during the Employment Term to participate in such employee benefit plans and programs, including, health insurance plans and the Company's 401(k) plan, as described in the Associate Handbook of People's Choice TV (the "Handbook"). For purposes of Company benefits, including vacations, holidays and personal time, Employee shall be given credit for the time since January, 1991 that the Employee has been employed by Sat-Tel Services, Inc. The Company does not promise the adoption or continuance of any particular plan or program during the Employment Term, and Employee's (and his dependents') participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto. At the sole cost and

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         expense of the Company, the Employee shall be provided family medical and hospitalization insurance coverage as agreed and described in the Stock Purchase Agreement executed by and between the Company, Employee and Michael Sigesmund.

    (b) Employee shall also be entitled to be paid for Company holidays and vacation, personal, and sick days as provided in the Handbook.

    (c) Employee shall receive a car allowance of Eight Thousand Dollars ($8,000) per year to be paid every other week in installments of Three Hundred Eight Dollars ($308.00).

     5.  Reimbursement of Expenses.  Employee shall be entitled to reimbursement
         -------------------------
for ordinary, necessary and reasonable out-of-pocket trade or business expenses which Employee incurs in connection with performing his duties under this Agreement, including reasonable travel and meal expenses. The reimbursement of all such expenses shall be made upon presentation of evidence reasonably satisfactory to the Company's President (or such other officer of the Company designated thereby) of the amounts and nature of such expenses and shall be subject to the Company's policies regarding business expenses and to the reasonable approval of the Company's President (or such other officer of the Company designated thereby). The reimbursement of expenses shall be paid within thirty days after receipt by the Company. The majority of air travel and hotel lodgings shall be billed by Company's vendors directly to the Company. The Employee shall be provided with a written list from the Company specifically setting forth a description of business expenses which the Company will not reimburse.

     6.  Restrictive Covenants.  Employee acknowledges and agrees that (i)
         ---------------------
through his position as an employee of the Company, he will learn valuable trade secrets and other proprietary information relating to the Business of the Company, (ii) Employee's services to the Company are unique in nature, and (iii) the Company would be irreparably damaged if Employee were to provide services to any person or entity in violation of the restrictions contained in this Agreement. Accordingly, as an inducement to the Company to enter into this Agreement and in consideration of his employment hereunder, Employee agrees that during the time he is employed at the Company and for an additional one (1) year thereafter (such period being referred to herein as the "Restricted Period"), the Employee shall not, directly or indirectly, either for himself or for any other person or entity:

     (a) engage or participate in, or assist, advise or be connected with (including as an employee, owner, partner, shareholder, officer, director, advisor, consultant, agent or otherwise), or permit his name to be used by or render services for, any person or entity engaged in a Competing Business (as hereinafter defined) provided however, that Employee shall not be in breach of this Agreement if the Employee makes a passive investment in a business that later becomes a Competing Business;

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     (b)  take any action which might divert from the Company or an Affiliate of the Company any business which is within the scope of the Company's business, including but not limited to a Competing Business;

     (c) solicit or attempt to solicit (i) any then subscriber or other customer of the Company with whom the Employee had contact and/or knowledge during the Employment Term to purchase Competing Products or Services (as herein defined) from any person or entity (other than the Company) or (ii) any then subscriber, customer, supplier, licensor, licensee or other business relation of the Company with whom the Employee had contact and/or knowledge during the Employment Term to cease doing business with the Company; or

     (d) solicit or hire any person who is or was in the preceeding six months a director, officer, employee or agent of the Company or any Affiliate of the Company to perform services for any entity other than the Company and its Affiliates.

As used herein, a "Competing Business" shall mean any company or person engaged in, or planning to engage in, the business of providing pay or subscription television services (whether through hard-wire, wireless or other transmissions) to any customer in any market in which the Company or any Affiliate thereof is providing pay or subscription television services or was planning to provide such services as of the date of the termination of Employee's employment with the Company, excepting that Young shall not be prohibited from owning, managing, working for or operating a hard-wire or wireless installation company or business regardless of its location so long as such installation company or entity is not owned in whole or part by a "Competing Business". Such markets currently include Albuquerque, Baltimore, Chicago, Detroit, Houston, Indianapolis, Kansas City, Milwaukee, Phoenix, St. Louis and Tucson and other markets may be added in the future. The products and services subject to these restrictive covenants are herein referred to as "Competing Products and Services". The restrictions contained herein and the Employee's obligation to comply with this Section 6 shall not relate to products and services offered by the Company after the execution of this Agreement which are not characteristic of nor related to the Employee's area of expertise.

     7.  Disclosure of Confidential Information.  Employee recognizes that he
         --------------------------------------
possesses or as a result of his employment by the Company will gain possession of Confidential Information (as defined below). Accordingly, as an inducement for the Company to enter into this Agreement and in consideration of Employee's employment, Employee agrees that:

     (a) for the longest period permitted by law from the date of this Agreement, Employee and each Affiliate of Employee shall hold in strictest confidence and shall not, other than as required by law, without the prior written consent of the Company, use for his own benefit or that of any third party or intentionally or negligently disclose in a manner which could be harmful to the Company to any person, firm or corporation except the Company, an Affiliate of the Company or employees of the Company any Confidential Information (as defined below). For purposes of this Agreement, intending that the term shall be broadly construed to

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          include anything protectible as a trade secret under applicable law,
          "Confidential Information" shall mean all information, and all documents and other tangible items which record information, relating to the creation and marketing by the Company of products and services, from time to time, which at the time or times concerned is protectible as a trade secret under applicable law, and which has been or is from time to time learned by, disclosed to or known by Employee including, without limitation, the following especially sensitive types of information relating to the creation and marketing of products and services of the Company:

                (i)    product development and marketing plans and strategies;

                (ii)   budgetary and financial information;

                (iii) wireless cable development or launch plans for new or existing systems or services;

                (iv) information concerning contractual relationships by and among the Company, its vendors, licensors, program suppliers, employees or subscribers or other customers; and

                (v) information concerning the character and scope of business or personal relationships between employees, directors, and consultants of the Company.

         As used herein, an "Affiliate" shall mean and include any person or entity which controls a party, which such party controls or which is under common control with such party. "Control" means the power, direct or indirect, to influence or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise;

(b) Employee and each Affiliate of Employee shall promptly following a request therefor from the Company return to the Company, without retaining copies, all tangible items which are or which contain Confidential Information, it being agreed by Employee on behalf of himself and his heirs, successors and assigns that the Company shall be entitled to rely on any action taken by Employee or the Representative in connection with this paragraph (b); and

(c) at the request of the Company made at any time or from time to time hereafter, Employee and each Affiliate of Employee shall make, execute and deliver all applications, papers, assignments, conveyances, instruments or other documents and shall perform or cause to be performed such other lawful acts as the Company may reasonably deem necessary or desirable to implement any of the provisions of this Agreement, and shall give testimony and cooperate with the Company, its Affiliates or its representatives in any controversy or legal proceedings involving the Company, its Affiliates or its representatives with respect to any Confidential Information, provided that the Company shall promptly reimburse Employee and each Affiliate thereof for his reasonable costs incurred in connection with the foregoing, including but not limited to the reasonable costs and expenses of legal counsel retained by Employee.

     8.   Inventions.  Employee acknowledges that in his capacity as an employee
          ----------
of the Company, he may be involved in (i) the conception or making of improvements, discoveries, inventions or the like (whether patentable or unpatentable and whether or not reduced to practice), (ii) the authorship of copyrightable works, or (iii) the development of trade secrets relating to the Business. Employee acknowledges that all such intellectual property is the exclusive property of the Company. Employee hereby waives any rights he may have in or to such intellectual property, and Employee hereby assigns to the Company all right, title and interest in and to such intellectual property. At the Company's request and at no expense to Employee, Employee shall execute and deliver all such papers, including, without limitation, any assignment documents, and shall provide such cooperation as may be necessary or desirable, or as the Company may reasonably request, in order to enable the Company to secure and exercise its rights to such intellectual property. All concepts and inventions known to and/or utilized by the Employee prior to his employment with the Company shall remain the sole and exclusive right and property of the Employee and the Company shall not be entitled to claim any right, title or interest therein.

     9.   Specific Performance.
          --------------------

     (a) Employee agrees that any violation by him of Sections 6, 7 or 8 of this Agreement, as applicable, would be highly injurious to the Company and would cause irreparable harm to the Company. By reason of the foregoing, Employee consents and agrees that if he violates any provision of Sections 6, 7 or 8 of this Agreement the Company shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any continuing violation of, the provisions of such Section. In the event Employee breaches a covenant contained in this Agreement, the Restricted Period applicable to Employee with respect to such breached covenant shall be extended for the period of such breach.

     (b) In the event that the Company or any Affiliate of the Company has reason to believe that the Employee has breached this Agreement and or has failed to perform any of the terms, conditions and covenants of this Agreement, the Company shall deliver to the Employee a written memorandum, acknowledged by the Employee, specifically setting forth and describing the facts, circumstances, events and or documents which the Company believes represent such breach and/or non-performance by the Employee. The Employee shall thereafter have five (5) business days to cure such breach and or events of non-performance (the "Cure Period"). Until such time as the Company has provided notice the

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          Employee and the Cure Period has run, the Employee shall not be deemed to have breached and/or failed to perform this Agreement. If the Employee has cured the breach or event(s) of non-performance, then the Company shall not have the right to terminate this Agreement or the employment of the Employee. If the alleged breach or event(s) of non-performance represent matters which cannot by their nature by cured, the Employee will provide the Company with written assurances that such acts will not re-occur. If the same breach of event of non-performance thereafter occurs as a result of the fault of Employee, the Employee will be deemed to have waived further notice and the Cure Period associated with the re-occurrence.

     10.  Enforcement.  Employee acknowledges that the territorial, time and
          -----------
scope limitations set for in Section 6 and 7, as applicable, are reasonable and are properly required for the protection of the Company and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and Employee agree, and Employee submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. Notwithstanding anything contained herein, if the Employee is terminated from his employment with the Company without cause or the Company breaches this Agreement, the Employee shall be released from his obligations to comply with Section 6(a). If the Company breaches this Agreement or terminates the Employee without cause, the Employee shall be entitled to the severance salary and benefits described in Section 11(b) in addition to any other remedies to which the Employee may be entitled.

     11.  Termination; Severance.
          ----------------------

     (a) Notwithstanding the provisions of Section 1 and the other provisions of this Agreement, Employee's employment with the Company may be terminated at any time by the Company's Chairman, Chief Executive Officer or President for "cause," which shall include (i) Employee's conviction for, or plea of nolo contendere to, a felony, (ii) Employee's intentional commission of an act involving self-dealing, fraud or personal profit materially injurious to the Company, (iii) Employee's commission of an act of willful misconduct or gross negligence in the conduct of his duties hereunder, (iv) habitual absenteeism or tardiness on the part of Employee provided that the Employee has at least received one (1) prior written reprimand for previous incidents of absenteeism or tardiness, (v) Employee's intentional breach or violation of any material internal policies or rules of the Company, including those rules adopted by PCTV concerning the purchase and sale of PCTV's common stock or other securities by employees of the Company, and (vi) Employee's breach of any material provision of this Agreement. Any termination by the Company under this
          Section 11(a) shall be in writing and shall set forth the reason for such termination. In the event of termination under this Section 11(a), the Company's obligations under this Agreement shall cease and Employee shall forfeit all right to receive any other compensation or benefits under this Agreement, except that Employee shall be

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          entitled to his Salary (under Section 3) and benefits (under Section
          4) for services already performed as of the date of termination of this Agreement. Without limitation, termination of Employee pursuant to this Section 11(a) shall not relieve Employee of his obligations under Sections 6, 7 or 8 hereof. Notwithstanding anything else in this Agreement, if the Employee is terminated pursuant to Section 11(a)(i),
          (ii) or (iii) above, the Company shall not be obligated to comply with
          Section 9.2 above.

     (b) Notwithstanding the provisions of Section 1 and the other provisions of this Agreement, one year after the anniversary date of this Agreement, Employee's employment with the Company may be terminated at any time for any reason or no reason by the Company's Chairman and Chief Executive Officer, or President without cause, provided that in the event of such a termination, Employee shall be paid within 30 days after the termination date both (1) an amount equivalent to one hundred eighty days of his Salary and bonus (under Section 3) and (2) an amount equivalent to one hundred eighty days of his benefits (under
          Section 4). All matters concerning Stock Options referred to in
          Section 3(c) shall be determined under the Stock Option Agreement. Except as otherwise specifically provided above, the Company's obligations under this Agreement shall cease upon termination and Employee shall forfeit all rights to receive any other compensation or benefits under this Agreement. Without limitation, a termination of Employee pursuant to this Section 11(b) shall not relieve Employee of his obligations under Sections 6, 7 or 8 hereof.

     (c) Notwithstanding the provisions of Section 1 and the other provisions of this Agreement, after the one (1) year anniversary of the execution of this Agreement, Employee's employment with the Company may be terminated by Employee upon the provision of not less than ninety (90) days prior written notice to the Company. In the event of termination under this Section 11(c) and except as otherwise provided herein, the Company's and Employee's obligations under this Agreement shall cease upon the date indicated in Employee's notice, except that Employee shall be entitled to his Salary (under Section 3) and benefits (under
          Section 4) for services already performed as of the date of termination of this Agreement. Without limitation, termination of Employee pursuant to this Section 11(c) shall not relieve Employee of his obligations under Sections 6, 7, or 8 hereof.

     12.  Death or Disability.
          -------------------

     (a) If Employee becomes permanently disabled (determined as provided below) during the Employment Term, his employment may terminate at the election of the Company as of the date such permanent disability is determined. Employee shall be considered to be permanently disabled for purposes of this Agreement if he is unable by reason of accident, illness or physical condition (including mental illness) to perform the material duties of his regular position with the Company and is not expected to recover from his disability within a period of six (6) months from the commencement of the disability. If at any time Employee claims or is claimed by the Company to be permanently disabled, a physician acceptable to both Employee, or his representative or guardian, and the Company (which acceptances shall not be unreasonably withheld) shall be retained and paid for by the Company and shall examine Employee. Employee shall cooperate fully with the physician. If the physician determines that Employee is permanently disabled, the physician shall deliver to the Company and the Employee a certificate certifying both that Employee is permanently disabled and the date upon which the condition of permanent disability commenced. The determination of the physician may be relied upon by the Company, unless demonstrated otherwise by the Employee.

     (b) Employee's right to his compensation and benefits under this Agreement shall cease upon his death or disability, except that (i) Employee (or his estate or heirs) shall be entitled to his Salary (under Section 3) and benefits (under Section 4) for services performed as of the date of his death or termination due to permanent disability, and (ii) in addition, with respect to termination due solely to Employee's permanent disability as determined pursuant to this Section 12, he shall also be entitled to his Salary (under Section 3) and benefits (under Section 4) for the ninety (90) day period beginning on the date the permanent disability began; provided, however, that any such amounts for Salary continuation shall be reduced by any amount received by Employee under any disability insurance policy or other benefit program such as Social Security.

     13.  Miscellaneous.
          -------------

     (a) All notices hereunder shall be in writing and shall be deemed given when delivered in person, or three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, or two (2) business days after delivery to a nationally recognized express courier, expenses prepaid, addressed as follows:

          If to Employee:

          Mr. Robert Young
          6755 North Nanini Drive
          Tucson, Arizona 85704

          If to the Company:

          People's Choice TV Corp.
          Two Corporate Drive
          Shelton, CT 06484
          Att: General Counsel

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and/or at such other addresses and/or to such other addressees as may be designated by notice given in accordance with the provisions hereof.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. No party shall assign this Agreement or its rights hereunder without the prior written consent of the other party hereto; provided,
                                                                       --------
          however, that the Company may assign this Agreement without the prior
          -------
          written consent of Employee to any person or entity acquiring all or substantially all of the Business of the Company (whether by sale of stock, sale of assets, merger, consolidation or otherwise).

     (c) This Agreement contains all of the agreements between the parties with respect to the subject matter hereof and this Agreement supersedes all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof., except that this Agreement shall not supersede or alter any of the other agreements and documents executed as part of the transaction involving the sale and purchase of the Employee's shares of Sat-Tel Services, Inc. by the Company.

     (d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

     (e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be considered invalid or unenforceable by any court of competent jurisdiction and such provision is not subject to revision pursuant to Section 10, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. The Company's rights and the rights of the Employee under this Agreement shall not be exclusive and shall be in addition to all other rights and remedies available at law or in equity, including but not limited to statutory rights provided pursuant to legislation involving the protection of trade secrets.

     (f) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement.

     (g) This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute a single instrument.

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

     (h) This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of Arizona applicable to contracts made in that State (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction). Employee hereby expressly submits and consents in advance to the jurisdiction of the federal and state courts of the State of Arizona for all purposes in connection with any action or proceeding arising out of or relating to this Agreement.

     (i) Notwithstanding anything else contained in this Agreement, Employee's right to medical benefits shall be controlled and determined pursuant to the Stock Purchase Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                             People's Choice TV Corp.


                             By:________________________________

                             Joseph Hipple, President


                             _________________________________
                                  Robert A. Young

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